Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports First Quarter 2013 Results

- Comparable Sales Increased 1% Led by a 3.9% Increase in Comparable Service Center Revenues -

PHILADELPHIA — June 10, 2013 — The Pep Boys - Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, announced the following results for the thirteen weeks (first quarter) ended May 4, 2013.

Sales

Sales for the thirteen weeks ended May 4, 2013 increased by $11.6 million, or 2.2%, to $536.2 million from $524.6 million for the thirteen weeks ended April 28, 2012. Comparable sales increased 1.0%, consisting of an increase of 4.2% in comparable service revenue and an increase of 0.1% in comparable merchandise sales. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue increased 3.9%, while comparable retail sales decreased 2.1%.

Earnings

Net earnings for the first quarter of fiscal 2013 were $3.9 million ($0.07 per share) as compared to net earnings of $1.1 million ($0.02 per share) recorded in the same period last year. The 2013 results included, on a pre-tax basis, a $1.2 million asset impairment charge while the 2012 results included, on a pre-tax basis, $1.6 million of merger related costs. The 2013 results also included a $3.8 million tax benefit due to state hiring credits recorded in the first quarter of 2013.

Commentary

“Our revenue performance continues to improve,” said President and CEO, Mike Odell.  “All of our service business categories experienced positive sales comps, with the exception of tires. While not quite positive yet, tire sales comps are improving and we are capturing more margin dollars from each tire sold. During the first month of our second quarter, our positive comparable store sales trend has continued.”

Mike continued, “Our more focused customer-centered strategy that we introduced on our last call is beginning to take shape. You can see signs of it in our current marketing materials or experience the full vision in our first test store in Tampa, FL. Based on the very encouraging results to date in this first store, we have decided to expand the test to the balance of the Tampa market. The changes touch almost every aspect of our business model. It starts with our associates, who are learning how to build lasting relationships with all customers — whether service or retail — and offer solutions for all of their automotive needs. We expect to test our new strategy in the Tampa market for an extended period of time to understand its results fully before proceeding to other markets.  As we evaluate our results in this test lab, we are also considering how to bring the non-capital elements to the chain at a faster pace.”

About Pep Boys

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With approximately 7,300 service bays in more than 750 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The words “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the first quarter will be broadcast live on Tuesday, June 11 at 8:30 a.m. EDT over the Internet at the Vcall website, located at www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of Tuesday, June 11 on Pep Boys’ website at www.pepboys.com. In addition, Pep Boys’ investor presentation, also available at www.pepboys.com, will be updated to reflect the Company’s year-to-date results.

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Investor Contact:

Sanjay Sood

(215) 430-9105

Email: investorrelations@pepboys.com

Pep Boys Financial Highlights

	Thirteen weeks ended	Thirteen weeks ended
($ in thousands, except for eps)	May 4, 2013	April 28, 2012

Total revenues	$536,173	$524,604

Net earnings	$3,863	$1,062

Basic earnings per share:
Average shares	53,388	53,071

Basic earnings per share:	$0.07	$0.02

Diluted earnings per share:
Average shares	53,991	53,949

Diluted earnings per share:	$0.07	$0.02